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                                                                     EXHIBIT 5.1

[Letterhead of Hunton & Williams LLP]


                                  July 10, 2003


Equity Inns, Inc.
7700 Wolf River Boulevard
Germantown, TN 38138


Gentlemen:

         We have acted as counsel for Equity Inns, Inc., a Tennessee corporation (the "Company"), in connection with the offer and sale of 3,000,000 shares (3,450,000 shares if the underwriters' over-allotment option is fully exercised) of 8.75% Series B Cumulative Preferred Stock, $.01 par value per share, of the Company (the "Series B Preferred Stock"). The Series B Preferred Stock will be issued in an underwritten public offering pursuant to the Company's Registration Statement on Form S-3 (File No. 333-46189) filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Registration Statement"), the prospectus dated April 21, 1998 contained therein and the prospectus supplement thereto dated July 10, 2003 (collectively, the "Prospectus") and an Underwriting Agreement dated as of July 10, 2003 (the "Underwriting Agreement") among the Company, Equity Inns Trust, Equity Inns Partnership, L.P. and Friedman, Billings, Ramsey & Co., Inc., A.G. Edwards & Sons, Inc., BB&T Capital Markets, a division of Scott & Stringfellow, Inc., and Stifel, Nicolaus & Company, Incorporated.

         In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials, as we have deemed necessary for purposes of the opinions expressed below. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

         The opinions set forth in this letter are based upon and are limited solely to the laws of the State of Tennessee, and we express no opinion herein concerning the laws of any other jurisdiction.

         Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

         (i) The Company is duly incorporated, validly existing and in good standing under the laws of the State of Tennessee; and



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         (ii)     The issuance of the Series B Preferred Stock has been validly authorized and, upon issuance and sale pursuant to the Underwriting Agreement, the Series B Preferred Stock will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               /s/ Hunton & Williams LLP